Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 5th day of August 2013, by and between Campus Crest Communities, Inc. (the “Company”), and Michael S. Hartnett, an individual (“Employee”) (the Company and Employee are hereinafter sometimes collectively referred to as the “Parties”).

RECITALS

WHEREAS, Company and Employee have previously entered into an Employment Agreement dated as of October 19, 2010, as amended pursuant to that first amendment dated July 19, 2013 (the “Original Agreement”) pursuant to which Employee serves as the Chief Investment Officer of the Company on the terms and conditions set forth in the Original Agreement.

WHEREAS, the Company and Employee now desire to amend and restate the Original Agreement to, among other things, provide for Employee’s transition to Vice-Chairman, Special Projects of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.          Effective Date. This Agreement shall become effective on October 19, 2013 (the “Effective Date”). Prior to the Effective Date, the terms and conditions of the Original Agreement shall continue to be in full force and effect. The Parties hereby agree that the Original Agreement shall not be terminated but rather shall continue to and including the Effective Date. Upon the Effective Date, the terms and conditions of this Agreement shall supersede the Original Agreement.

2.          Employment. The Company shall employ Employee as Vice-Chairman, Special Projects of the Company, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Employee shall have such duties and authority as are customary for such position and as shall from time to time be assigned to Employee by the Chief Executive Officer.. Employee shall faithfully and to the best of his ability fulfill such duties. Employee shall abide by all of the rules, regulations and policies for employees generally established or promulgated by the Company from time to time and communicated in writing, electronically or orally to all employees, including Employee.

3.          Compensation and Benefits. During his employment under this Agreement, Employee shall receive the compensation and benefits more particularly described on Exhibit A attached hereto and made a part hereof. Any payments referenced hereunder shall be subject to applicable taxes and other withholdings.

4.          Termination. This Agreement shall be for a term of three years, expiring on the third anniversary of the date hereof (the “Expiration Date”). Prior to the Expiration Date, the Company may terminate this Agreement at any time for Cause or without Cause (as defined below). Employee may terminate this Agreement at any time upon delivery to the Company of thirty (30) days written notice. Termination of this Agreement shall terminate completely Employee’s employment with the Company, including, but not limited to, his role as an officer. If Employee is serving as a member of the Board of Directors of the Company (the “Board”), Employee agrees to resign from the Board effective immediately upon termination of this Agreement. Unless earlier terminated, Employee’s employment shall terminate upon the Expiration Date and the Company’s only obligation to Employee upon termination on the Expiration Date will be to pay the amounts set forth in (B)(i) below.

(A)         Termination Date. The Expiration Date or, if earlier, the date that the Company designates as the termination date or, if Employee terminates this Agreement, the date designated by Employee as stated in the written notice delivered to the Company, shall be referred to herein as the “Termination Date.”

(B)         Payment Upon Termination.

(i)          Termination By Employee. In the event Employee terminates this Agreement, the Company shall be obligated to pay Employee that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the Termination Date, any earned but unpaid incentive compensation, any accrued but unpaid paid time off (“PTO”) due to him through the Termination Date and any unreimbursed expenses. Employee will not be entitled to, nor will he receive, any type of severance payment in connection with his termination of this Agreement. If Employee terminates Employee’s employment pursuant to this subsection (B)(i), then the Company, at its option, may require Employee to cease providing services during the thirty (30) day notice period required therein; provided, however, for purposes of calculating payment upon termination under this Agreement, Employee shall be treated as if he was employed during such thirty (30) day period.

(ii)         Termination By Company.

(a)          Cause. The Company may terminate this Agreement for Cause effective immediately upon written notice to Employee stating the facts constituting such Cause. If Employee is terminated for Cause, the Company shall be obligated to pay Employee that pro-rata portion of his current semi-monthly Base Salary payment, as adjusted for any increase thereto, which is earned but unpaid as of the Termination Date, any earned but unpaid incentive compensation, any accrued but unpaid PTO due to him through the Termination Date and any unreimbursed expenses. Employee will not be entitled to, nor will he receive, any type of severance payment. The term “Cause” shall mean: (1) Employee’s act of gross negligence that has the effect of injuring the business of the Company or its parent, subsidiaries or affiliates, taken as a whole, in any material respect, (2) Employee’s conviction or plea of guilty or nolo contendere to the commission of a felony by Employee, (2) the commission by Employee of an act of fraud or embezzlement against the Company, its parent, subsidiary or affiliates as determined by a court of competent jurisdiction, or (4) Employee’s willful breach of any material provision of that certain Confidentiality and Noncompetition Agreement between Employee and the Company which Employee has previously entered into (the “Confidentiality and Noncompetition Agreement

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(b)          Without Cause. The Company may terminate this Agreement without Cause effective immediately upon notice to Employee. In the event the Company terminates this Agreement without Cause, in addition to the amounts under the first sentence of Subsection B(i) above, the Company shall continue to pay Employee his Base Salary, as adjusted for any increase thereto, through October 19, 2016. Any amounts payable under this subparagraph shall be paid in equal monthly installments commencing no later than sixty (60) days following Employee’s Termination Date, shall be subject to applicable withholdings and shall be subject to Employee signing a Release (as defined below) on or before the sixtieth (60th) day following Employee’s Termination Date and all revocation periods applicable to such Release having expired on or prior to the sixtieth (60th) day following Employee’s Termination Date. Such payments will commence within sixty (60) days following Executive’s termination, with the exact commencement of payments to be determined in the sole discretion of the Company, provided that if such sixty (60) day period commences in one calendar year and ends in the next, the payments will commence in the second calendar year with the first payment to include all payment that would have otherwise been made but for the provisions of this sentence. For the avoidance of doubt, Employee shall not be entitled to any severance payments if the Employee has not signed the Release, and if all revocation period applicable to the Release have not expired on or prior to the sixtieth (60th) day following Employee’s Termination Date. . In addition, the severance payments outlined in this Section are contingent on Employee fully complying with the terms of the Confidentiality and Noncompetition Agreement. If Employee fails to so comply, Employee agrees that the Company has the right to cease making the payments described in this Section and that the Company is entitled to recover from Employee any payments it has already made to Employee..

(iii)         280G. In the event it shall be determined that any payment or distribution to or for the benefit of Employee or the acceleration thereof (the “Triggering Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”) (all such payments and benefits, including any cash severance payments payable pursuant to any other plan, arrangement or agreement, hereinafter referred to as the “Total Payments”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). All determinations required to be made under this subsection (iii) shall be made in writing within ten (10) business days of the receipt of notice from Employee that there has been a Triggering Payment by the independent accounting firm then retained by the Company in the ordinary course of business (which firm shall provide detailed supporting calculations to the Company and Employee) and such determinations shall be final and binding on the Company and Employee. Any fees incurred as a result of work performed by any independent accounting firm hereunder shall be paid by the Company.

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(iv)        Vesting. Any of Employee’s unvested options or restricted equity will vest ratably in accordance with the unvested portion of each such award on December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014. In the event Employee is terminated pursuant to Sections 4B(ii)(b), 4B(v) or 4B(vi), any of Employee’s unvested options or restricted equity will vest in full on the Termination Date. For avoidance of doubt, it is the Parties’ intent that Employee’s unvested options or restricted equity vest in full prior to the expiration of this Agreement or his termination from employment otherwise, unless the termination results from Termination by Employee or Termination for Cause.

(v)         Disability. The Company may terminate Employee’s employment upon Employee’s total disability. Employee shall be deemed to be totally disabled for purposes of this Agreement if he is unable to perform his essential job duties under this Agreement by reason of a mental or physical illness or condition lasting for a period of 120 consecutive days or more, taking into consideration any reasonable accommodations under the Americans with Disabilities Act, if applicable. The determination as to whether Employee is totally disabled shall be made by a licensed physician selected by the Parties. In the event of early termination pursuant to this section, Employee shall receive the Severance Payment as stated in Section 4B(ii)(b) above and any of Employee’s unvested options or restricted equity will vest in full on the Termination Date.

(vi)        Death. This Agreement shall terminate immediately and without any action on the part of the Company if Employee dies. In such an event, Employee’s estate shall receive from the Company, in a single lump sum, the Severance Payment as stated in Section 4B(ii)(b) above, and any of Employee’s unvested options or restricted equity will vest in full on the Termination Date. Employee’s estate shall further receive any other death benefits, if any, generally applicable to the Company’s employees.

(C)         The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Employee under Section 4(B) of this Agreement, as applicable:

(i)          Notwithstanding anything to the contrary contained herein, no payments shall be made to Employee upon Employee’s termination of employment from the Company under this Agreement unless such termination of employment is a “separation from service” within the meaning of Section 409A of the Code. For purposes of determining the timing of payments under this Section 4 only, “Termination Date” shall be deemed to mean the date on which Employee experiences a “separation from service” within the meaning of Section 409A of the Code.

(ii)         It is intended that each installment of the payments and benefits provided under this Section 4(B)(ii)(b), if any, shall be treated as a separate “payment” for purposes of Section 409A of the Code.

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(iii)        Notwithstanding anything herein to the contrary, in the event that Employee is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to Employee hereunder that are subject to the provisions of Section 409A of the Code shall not be made prior to the six-month anniversary of Employee’s Termination Date. Thereafter, any payment that would otherwise have been made during the six-month period beginning on Employee’s Termination Date will be paid, together with interest at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Code on the termination date), to Employee immediately following such six-month anniversary and no later than thirty (30) days following such anniversary.

5.          Release. Employee agrees that payment by the Company of the amounts set out in Section 4B(ii)(b) above (in the event of a termination by the Company Without Cause) is contingent upon Employee executing a mutual release (the “Release”), that is mutually acceptable to the Company and Employee, and that shall recite that such payment is in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which Employee has or may have against the Company or which the Company may have against Employee, their respective affiliates and any of their respective directors, officers, employees, shareholders, representatives, successors and assigns arising out of Employee’s hiring, his employment and the termination of his employment or this Agreement. The Company agrees to provide the Release to Employee for consideration within thirty days of Employee’s Termination Date.

6.          Expenses. The Company shall reimburse Employee for all necessary and reasonable out-of-pocket travel and other business expenses incurred by Employee, which relate to Employee’s duties hereunder, in accordance with the Company’s relevant policies in effect from time to time.

7.          Survival Of Certain Provisions. Any provisions hereof that, by their nature, would survive the termination hereof shall not be discharged or dissolved upon, but shall survive the termination of the employment of Employee with the Company.

8.          Representations And Warranties Of Employee. As of the date hereof and at all times during the term hereof and the term of the Original Agreement, Employee represents and warrants to the Company that (a) Employee has not entered into and is not bound by any agreement, understanding or restriction (including, without limitation, any covenant restricting competition or solicitation or agreement relating to trade secrets or confidential information) with any third party that in any way limits, restricts or would prevent the employment of him by the Company under this Agreement and the Original Agreement or the full and complete performance by him of all his duties and obligations hereunder; and (b) the execution of this Agreement by him and the employment of him by the Company under this Agreement will not result in, or constitute a breach of, any term or condition of any other agreement, instrument, arrangement or understanding between him and any third party, or constitute (or, with notice or lapse of time, or both, would constitute) a default, breach or violation of any such agreement, instrument, arrangement or understanding, or which would accelerate the maturity of any duty or obligation of him thereunder.

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9.          Indemnity. Employee acknowledges that the Company has relied upon the representations contained in Section 8 hereof. Employee agrees to indemnify and hold the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers and attorneys harmless against any and all claims, liabilities, losses, damages, costs, fees or expenses including, without limitation, reasonable legal fees and costs incurred by the Company, its directors, officers, employees, agents, representatives, affiliates, parent, subsidiary and related companies, representatives and consultants and their insurers by reason of an alleged violation by Employee of any of the representations contained in Section 8 hereof.

10.         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company	Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, NC 28211
Attention: Donald L. Bobbitt, Jr.

With copy to	Stuart Barr, Esq.
Hogan Lovells LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004

If to Employee	Michael S. Hartnett
2823 Providence Road
Charlotte, NC 28211

11.         Enforceability and Reformation; Severability. The Parties intend for all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, in the event that any provision or portion of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, such provision shall be severable and the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court or arbitrator should deem any provision of this Agreement to create a restriction that is unreasonable as to scope, duration or geographical area, the Parties agree that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographic area as such court or arbitrator may determine to be reasonable.

12.         Benefit. The rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated. Employee shall have no right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are non-assignable and non-transferable, and any attempted assignment or transfer shall be null and void and without effect. This Agreement and its obligations shall inure to the benefit of and be binding and enforceable by the successors and assigns of the Company, including, without limitation, any purchaser of the Company, regardless of whether such purchase takes the form of a merger, a purchase of all or substantially all of the Company’s assets or a purchase of a majority of the outstanding capital stock of the Company.

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13.         Dispute Resolution. All controversies, claims, issues and other disputes (collectively, “Disputes”) arising out of or relating to this Agreement or the Original Agreement or Employee’s employment hereunder shall be subject to the applicable provisions of this Section.

(A)         Arbitration. Except for actions seeking relief for violations of the Confidentiality and Noncompetition Agreement, all Disputes shall be settled exclusively by final and binding arbitration in Charlotte, North Carolina, before a neutral arbitrator in an arbitration proceeding administered by the American Arbitration Association (“AAA”) according to the National Rules for the Resolution of Employment Disputes of AAA or, alternatively, upon mutual agreement, to an arbitrator selected by Employee and the Company. Any dispute regarding whether a Dispute is subject to arbitration shall be resolved by arbitration.

(B)         Interstate Commerce. The Parties hereto acknowledge that (i) they have read and understood the provisions of this Section regarding arbitration and (ii) performance of this Agreement will be in interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the parties contemplate substantial interstate activity in the performance of this Agreement including, without limitation, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(C)         Waiver of Jury Trial. If any Dispute is not arbitrated for any reason, the Parties desire to avoid the time and expense relating to a jury trial of such Dispute. Accordingly, the Parties, for themselves and their successors and assigns, hereby waive trial by jury of any Dispute. The Parties acknowledge that this waiver is knowingly, freely, and voluntarily given, is desired by all Parties and is in the best interests of all Parties.

14.         Amendment. This Agreement may not be amended, modified or changed, in whole or in part, except by a written instrument signed by a duly authorized officer of the Company and by Employee.

15.         Waiver. No failure or delay by either of the Parties in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

16.         Access To Counsel. Employee acknowledges that he has had full opportunity to review this Agreement and has had access to independent legal counsel of his choice to the extent deemed necessary to interpret the legal effect hereof.

17.         Governing Law and Forum Selection. This Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina. For any claims for relief which are excepted from the arbitration provision as set out above, the Parties submit to the service and exclusive personal jurisdiction of the federal or state courts of Charlotte, North Carolina and irrevocably waive all defenses inconsistent with the terms of this Section.

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18.         Fees And Costs. If either Party initiates any action or proceeding (whether by arbitration or court proceeding) to enforce any of its rights hereunder or to seek damages for any violation hereof, then, the Parties shall bear their respective costs and expenses of any such action or proceeding; provided, that, in addition to all other remedies that may be granted, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and all other costs that it may sustain in connection with such action or proceeding. If a dispute is arbitrated, all costs and fees of the arbitrator(s) shall be paid by the Company.

19.         Offset. The Company shall have the right to offset against any sums payable to Employee, any amounts owing to the Company as a result of expense account indebtedness, failure to return Company property, or other advances or debts due.

20.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

21.         Interpretation. The language used in this Agreement shall not be construed in favor of or against either of the Parties, but shall be construed as if both of the Parties prepared this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

22.         Execution of Further Documents. The Parties covenant and agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

23.         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any entity which may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged, and Employee, his heirs, executors, administrators and legal representatives. Employee may not assign any of his obligations under this Agreement.

24.         Entire Agreement. This Agreement and the Exhibit attached hereto represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the Parties with respect to that subject matter.

25.         Compliance with Section 409A of the Code. This Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Code, and any regulations and Treasury guidance promulgated thereunder and all ambiguities shall be interpreted in a manner consistent with such intent.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Donald L. Bobbitt, Jr.
Name:	Donald L. Bobbitt, Jr.
Title:	Chief Financial Officer

EMPLOYEE:

/s/ Michael S. Hartnett
MICHAEL S. HARTNETT

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Exhibit A – Employment Agreement with Michael S. Hartnett

Compensation and Benefits

(A)         As of the Effective Date, Employee will continue to serve on the Board but he will resign from the position of Co-Chairman. Employee will complete his current term on the Board but will not stand for re-election upon expiration of the current term.

(B)         Employee shall receive a base salary of $380,000 per year (as such base salary may hereafter from time to time be adjusted as provided herein, the “Base Salary”). The Base Salary shall be paid during the period of employment, by direct deposit according to the Company’s current standard pay practice of 26 pay periods per year (semi-monthly) or in accordance with the Company’s relevant policies and practices in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(C)         For calendar year 2013, Employee is eligible to receive a pro-rated bonus, based on Employee’s service through October 19, 2013, under the Company’s Incentive Compensation Plan (the “Plan”) based on the target potential bonus amounts set forth in the Original Agreement. Employee’s entitlement to any payments under the Plan shall be subject to the terms of the Plan. Employee will not be eligible to participate in the Plan for any period after October 19, 2013.

(D)         On or about October 19, 2013, provided he remains employed through such date, Employee shall receive a cash bonus of $100,000.00.

(E)         On or about October 19, 2013, the Company will transfer title of Employee’s current company car to Employee. During the term of this Agreement, Employee shall be entitled to reimbursement for reasonable telecommunications and peripherals.

(F)         Subject to, and in accordance with, their terms, Employee shall be entitled to participate in any plans, insurance policies or contracts maintained by the Company relating to retirement, health, disability, vacation, auto, and other related benefits. These currently include health, dental and life insurance, and 401K. Employee is eligible to accrue compensated business days of PTO each year, at a rate of 1.75 days per month. PTO is accrued on a calendar year basis with a total maximum accrual of twenty-one (21) days per year. Up to five (5) days of unused PTO may be carried over from one year to the following year, but carried-over PTO must be used within the year following its accrual. Upon Employee’s termination from the Company, current year accrued but unused PTO will be considered for payment to Employee, but carried-over PTO will not be paid to Employee. PTO generally may not be used in advance of its accrual, but any unaccrued but used PTO will be considered an advance and will be deducted from Employee’s final paycheck upon termination. Employee is also eligible for eight (8) paid holidays per year as designated by the Company. Employee’s rights and entitlements with respect to any such benefits shall be subject to the provisions of the relevant plans, contracts or policies providing such benefits. Nothing contained herein or in any employment offer shall be deemed to impose any obligation on the Company to maintain or adopt any such plans, policies or contracts or to limit the Company’s right to modify or eliminate such plans, policies or contracts in its sole discretion.

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(G)         Employee hereby acknowledges and agrees that, except as set forth in this Exhibit, he shall not be entitled to receive any other compensation, payments or benefits in connection with his employment under this Agreement.

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